Exhibit 99.2

CytRx Announces Pricing of Approximately $75 Million Public Offering of Common Stock

LOS ANGELES (January 31, 2014) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced the pricing of its previously announced underwritten public offering. CytRx is offering 11.5 million shares of common stock at a public offering price of $6.50 per share for gross proceeds of approximately $75.0 million, prior to deducting underwriting discounts and commissions and estimated offering expenses payable by CytRx.

CytRx intends to use the net proceeds of the offering to fund clinical trials of its drug candidate aldoxorubicin and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. CytRx has granted the underwriters a 30-day option to purchase up to an additional 1.725 million shares of common stock. The offering is expected to close on or about February 5, 2014, subject to satisfaction of customary closing conditions.

Jefferies LLC is the sole book-running manager for the offering. Oppenheimer & Co. Inc., Aegis Capital Corp. and H.C. Wainwright & Co., LLC are acting as co-lead managers for the offering.

CytRx is offering the shares described above pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with and has been declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on January 30, 2014 and a final prospectus supplement related to the offering will be filed with the SEC today. Copies of the final prospectus supplement and the accompanying prospectus, when available, may be obtained from Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com or by phone at 877-547-6340 or by accessing the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of CytRx Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin.

Forward-Looking Statements

This press release contains statements relating to the proposed offering that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties, such as market risks and the risk that the conditions to the closing of the offering will not be satisfied and other risks detailed in CytRx’s filings with the SEC. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

CytRx Corporation

David J. Haen

Vice President, Business Development

310-826-5648 x304

dhaen@cytrx.com